Exhibit 2.2

FIRST AMENDMENT OF PURCHASE AND SALE AGREEMENT
This First Amendment of Purchase and Sale Agreement (the “Amendment”) dated June 11, 2013, but effective as of June 5, 2013, is made by and among Gastar Exploration Texas, LP (“Seller”), Gastar Exploration USA, Inc. (“Seller Guarantor”) and Cubic Energy, Inc. (“Buyer”). Buyer and Seller are sometimes referred to herein, collectively, as the “Parties” and, individually, as a “Party”.

WHEREAS, the Parties and Seller Guarantor executed a Purchase and Sale Agreement (the “PSA”) on April 19, 2013. Capitalized terms used but not defined herein shall have the meanings given such terms in the PSA. All references to “Section” are references to sections in the PSA.

WHEREAS, the undersigned desire to amend the PSA as provided herein by executing this Amendment.

NOW, THEREFORE, for and in consideration of the mutual promises contained in this Amendment, the benefits to be derived by each party hereto, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties and Seller Guarantor agree as follows.

1.	PSA Amendments: The Parties hereby amend the PSA as follows:

(a)	Section 1.01 of the PSA is hereby amended by adding a new defined term as follows:

“LOR 7 Well” shall mean that certain well known as “Lone Oak Ranch 7” well having the NSA number 012948 and Gastar Account number 5003.

(b)	Section 9.01 of the PSA is hereby amended by deleting the words, “June 5, 2013” and replacing such words with “June 28, 2013”;

(c)	Section 11.01(b) of the PSA is hereby amended by deleting the words “June 20, 2013” immediately preceding the proviso and replacing such words with “July 12, 2013”;

(d)	The PSA is hereby amended by adding a new section 7.08 as follows:

Section 7.08 LOR 7 Well. Notwithstanding anything to the contrary in this Agreement and subject to the terms and conditions of such contract operating agreement delivered pursuant to Section 8.01(f), Buyer and Seller agree that the LOR 7 Well shall be retained by Seller and excluded from the purchase and sale contemplated by this Agreement. Buyer agrees that (a) the adjustment to the Purchase Price in respect of the exclusion of the LOR 7 Well from the purchase and sale contemplated by this Agreement shall be Three Hundred Fifty Thousand Dollars ($350,000.00) and (b) no further adjustments to the Purchase Price shall be made on account of the exclusion of the LOR 7 Well from the purchase, sale and assignment contemplated by this Agreement.

(e)	The PSA is hereby amended by adding a new section 8.01(f) as follows:

(f) LOR 7 Well. Buyer shall have duly executed and delivered on or prior to the Closing Date, a contract operating agreement with respect to the LOR 7 Well in form and substance reasonably satisfactory to the Parties, which agreement shall contain provisions, among others, requiring Buyer, at Seller’s election, to operate the LOR 7 Well, obligating Buyer to pay all lease operating expenses in connection with the LOR 7 Well, which lease operating expenses shall not be reimbursable by Seller and entitling Seller to all revenue and proceeds attributable to the LOR 7 Well (provided that Seller shall be responsible for any production tax or ad valorem tax applicable to the production from the LOR 7 Well attributable to Seller’s interest).

2.	Confirmation. Except as otherwise provided herein, the provisions of the PSA shall remain in full force and effect in accordance with their respective terms following the execution of this Amendment.

3.	Amendment. This Amendment may be amended only by an instrument in writing executed by all Parties.

4.
Entire Agreement. This Amendment, the PSA, the Confidentiality Agreement, and the documents to be executed pursuant hereto and thereto, and the exhibits and schedules attached hereto and thereto, constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof. No supplement, amendment, alteration, modification, waiver or termination of this Amendment or the PSA shall be binding unless executed in writing by the Parties and specifically referencing this Amendment and the PSA as being supplemented, amended, altered, modified, waived or terminated.

US 1930593v.1

5.
Miscellaneous: Capitalized terms used, but not defined herein, shall have the meanings given to those terms in the PSA. As amended above, the PSA shall continue in full force and effect. Sections 14.07 (No Third Party Beneficiaries), 14.08 (Assignment), 14.09 (Governing Law), 14.10 (Notices), 14.11 (Severability), 14.12 (Counterparts) of the PSA shall apply to this Amendment as if set forth in full in this Amendment, mutatis mutandis.

Signature Page Follows

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

GASTAR EXPLORATION TEXAS, LP

By:	GASTAR EXPLORATION TEXAS LLC

By:	GASTAR EXPLORATION USA, INC.

By: /s/ Michael A. Gerlich
Name:    Michael Gerlich
Title:    Vice President and Chief Financial Officer

CUBIC ENERGY, INC.

By: /s/ Calvin A. Wallen, III
Name:    Calvin A. Wallen, III
Title:    President

GASTAR EXPLORATION USA, INC.
(solely for the purpose of acknowledging this Amendment)

By: /s/ Michael A. Gerlich
Name:    Michael Gerlich
Title:    Vice President and Chief Financial Officer

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